Exhibit 99.1

PRESS RELEASE

BOSTON – (Business Wire) – July 15, 2003 – Teradyne, Inc. (NYSE: TER) reported sales of $331.5 million for the second quarter of 2003, and a net loss on a GAAP (Generally Accepted Accounting Principles) basis of $52.5 million, or $0.28 per share. The pro forma net loss for the second quarter of 2003 was $35.4 million, or $0.19 per share before asset impairments, workforce reductions, facility closures and the impact of accelerated depreciation. Net orders increased 5% from the previous quarter, to $305 million.

“Orders in our Semiconductor Test business strengthened significantly and were at their highest level in 10 quarters,” said George Chamillard, Teradyne Chairman and CEO. “That increased order level is being driven by demand for high-end System On a Chip (SOC) applications. Our growth in semiconductor test orders was partially offset by our other businesses, however, where orders were down sequentially. In our cost reduction program, we made good progress in the quarter toward our goal of returning to profitability.”

“For the third quarter, we expect sales to be between $310 and $340 million, and that our loss per share will be reduced to between 11 and 19 cents, on a pro forma basis. This EPS range assumes that we will have no tax benefit in the quarter.”

Conference Call/Webcast

Teradyne will be conducting its conference call tomorrow, July 16, 2003, at 10:00 a.m. E.D.T. The call will be webcast at www.teradyne.com. A replay will be available via phone starting at Noon E.D.T. and continuing through July 30, 2003. The replay may be accessed by calling 1-800-642-1687 in the US and Canada, or 706-645-9291 outside the US and Canada, and providing conference code 1543350, or by visiting www.teradyne.com and clicking onto “Investors” for a link to the replay. In our earnings release, conference call and webcast, we may use or discuss pro forma, or non-GAAP, financial measures as defined by SEC Regulation G. The GAAP financial measure most directly comparable to each non-GAAP financial measure used or discussed (if available) and a reconciliation of the differences between each non-GAAP financial measure and the comparable GAAP financial measure can be found on the Teradyne website at www.teradyne.com, by clicking on “Investors” and then selecting the GAAP Reconciliation link.

Pro Forma Results

In addition to disclosing results that are determined in accordance with Generally Accepted Accounting Principles (GAAP), Teradyne also discloses pro forma or non-GAAP results of operations that exclude certain charges. Teradyne reports pro forma results in order to better assess and reflect operating performance. These results are provided as a complement to results provided in accordance with GAAP. Management believes the pro forma measure helps indicate underlying trends in Teradyne’s business, and management uses pro forma measures to plan and forecast future periods and to establish operational goals.

Earnings guidance is provided only on a pro forma basis due to the difficulty in forecasting and quantifying the amounts that would be required to be included in the GAAP measure. Although Teradyne expects certain known charges, such as some amount of severance due to workforce reductions, other additional charges excluded from the pro forma measure are dependent on numerous presently unknown factors. For example, further goodwill or real estate impairment charges are dependent upon future market conditions and valuations that are not presently determinable.

Pro forma information is not determined using GAAP and should not be considered superior to or as a substitute for GAAP measures or data prepared in accordance with GAAP.

About Teradyne

Teradyne (NYSE:TER) is the world’s largest supplier of Automatic Test Equipment, and a leading supplier of interconnection systems. The company’s products deliver competitive advantage to the world’s leading semiconductor, electronics, automotive and network systems companies. In 2002, Teradyne had sales of $1.22 billion, and currently employs about 6700 people worldwide. For more information, visit www.teradyne.com. Teradyne is a trademark of Teradyne, Inc. in the US and other countries.

Safe Harbor Statement

Some statements in this release are forward-looking statements made under Section 21E of the Securities Exchange Act of 1934. Such statements are made pursuant to the “safe harbor” provisions established by securities legislation, are based on the assumptions and expectations of Teradyne’s management at the time such statements are made. These statements are neither promises nor guarantees but involve risks and uncertainties, both known and unknown, that could cause Teradyne’s financial results to differ materially from our expectations. These forward-looking statements include statements regarding our revenue and profit and loss expectations, our future business strategies and market opportunities, improvements in our business, backlog and design-ins, demand for our products and the general economic outlook. Among the factors that could cause results to differ from expectations are the following: recurrent downturn or slower recovery in market demand for electronics (including especially the markets for semiconductor and telecommunications equipment) which has been affected by the economic slowdown that began in 2000; uncertainty and adverse changes in general economies worldwide; the impact of the war in Iraq, geopolitical turmoil and the threat of terrorist attacks; the impact of Severe Acute Respiratory Syndrome (SARS) in the international marketplace; uncertainty regarding the future growth rate of worldwide economies, which has caused many companies to reduce or delay capital investment; technological and market changes; Teradyne’s ability to protect its intellectual property; the historically cyclical nature of the markets that Teradyne serves; new product development and delays; uncertainty of customer acceptance of new orders; decisions by customers to cancel or defer orders that previously had been accepted; the presence of intense competition throughout the world in each of our operating segments from substantial competitors; the effectiveness of our implementation of cost cutting and expense control measures, including facility consolidations, employee reductions, the centralization of certain shared services, seeking lower prices from suppliers and the outsourcing of selected manufacturing and engineering activities; the possibility of intense price competition and the resulting prospect of having to lower our prices and therefore possibly our revenue; the impact of and our ability to manage the effects of past or future acquisitions or divestitures; the class action securities litigation brought against Teradyne; the increase in our debt service obligations and debt to capital ratio resulting from our issuance of $400 million aggregate principal amount of senior convertible notes and $45 million in mortgage financing that we obtained in 2001; the availability of additional financing; the impact of being required to account for stock options as an expense; the ability to attract and retain key employees; the risks of potential environmental liability; the risks of operating internationally which include political and economic instability and unexpected changes in legal and regulatory requirements and in policy changes affecting international markets; and other events, factors and risks previously and from time to time disclosed in our filings with the Securities and Exchange Commission including, but not limited to, Teradyne’s annual report on Form 10-K and quarterly reports on Form 10-Q. Teradyne assumes no obligation to update the information in this press release.

TERADYNE, INC. REPORT FOR SECOND FISCAL QUARTER OF 2003

CONDENSED CONSOLIDATED OPERATING STATEMENTS (GAAP) (In thousands, except per share amounts)

	Quarter Ended:		Six Months Ended:
	06/29/03	06/30/02	06/29/03	06/30/02
Net Revenues	$331,529	$309,898	$666,105	$557,906
Cost of Revenues	242,921	239,194	493,391	455,922
Engineering and Development	63,804	72,371	132,389	141,624
Selling and Administrative	61,512	75,390	128,914	150,439
Restructuring and Other Charges	13,378	219	32,864	6,085
Other and Interest	703	1,988	4,634	3,631

Net Expenses	382,318	389,162	792,192	757,701

Loss Before Income Taxes	(50,789)	(79,264)	(126,087)	(199,795)
Income Tax Expense (Benefit)	1,700	(28,535)	2,900	(71,926)

Net Loss	$(52,489)	$(50,729)	$(128,987)	$(127,869)

Loss per common share—basic and diluted:
Net Loss per Common Share—Basic and Diluted	$(0.28)	$(0.28)	$(0.70)	$(0.70)

Shares used in calculation of Net Loss per Common Share—Basic and Diluted	185,465	182,934	185,177	182,633

Gross Orders	$313,048	$272,737	$616,524	$510,279

Net Orders	$304,646	$228,310	$593,622	$438,656

RECONCILIATION OF GAAP TO PRO FORMA FINANCIAL INFORMATION

The following is a reconciliation of Generally Accepted Accounting Principles (GAAP) Net Loss to Pro Forma Net Loss:

	Quarter Ended:		Six Months Ended:
	06/29/03	06/30/02	06/29/03	06/30/02
GAAP Loss Before Income Taxes	$(50,789)	$(79,264)	$(126,087)	$(199,795)
Pro Forma Adjustments:
Asset Impairments (1)	$8,985	$—	$24,907	$824
Workforce Reductions (2)	3,407	219	9,563	5,261
Facility Closures (3)	2,422	—	2,422	—
Accelerated Depreciation (4)	2,322	—	8,752	—

Pro Forma Loss Before Income Taxes	(33,653)	(79,045)	(80,443)	(193,710)
Pro Forma Income Tax Expense (Benefit) (5)	1,700	(28,456)	2,900	(69,736)

Pro Forma Net Loss	$(35,353)	$(50,589)	$(83,343)	$(123,974)

Pro Forma EPS	$(0.19)	$(0.28)	$(0.45)	$(0.68)

2nd Quarter Activity

(1)	The asset impairment charge of $9.0 million, of which $7.6 million is included in the Restructuring and Other Charges line and $1.4 million is included in the Cost of Revenues line on the GAAP Operating Statement, for the second quarter of 2003 consists of the following:
—	$4.5 million charge for a reduction in the fair value of properties held for sale, of which $2.4 million relates to the decision to sell Connection Systems Division facility in Laverne, CA and $2.1 million represents revised estimates of fair value for certain properties held for sale at the Semiconductor Test Division and the Connection Systems Division; and
—	$4.5 million for the impairment of long-lived and other assets at the Connection Systems Division, Diagnostic Solutions Division, Circuit Board Test and Inspection Division, and Semiconductor Test Division resulting from abandonments and product line divestitures.
(2)	The workforce reduction charge in the second quarter of 2003 of $3.4 million was for approximately 120 people across all functional groups and divisions. The workforce reduction charge in the second quarter of 2002 of $0.2 million was for approximately 22 people in selling and administrative.

(3)	The facility closure charge of $2.4 million for the second quarter of 2003 consists primarily of revised estimates of losses due to changes in the assumed amount and timing of sublease income on facilities that have been exited prior to the end of the lease term for the Semiconductor Test Division, Circuit Board Test and Inspection Division, and Connection Systems Division. The charge is included in the Restructuring and Other Charges line on the GAAP Operating Statement.
(4)	The $2.3 million charge for Accelerated Depreciation in the second quarter of 2003 relates to the incremental additional depreciation the normal depreciation expense for long-lived assets as a result of the decision to consolidate locations and therefore shorten the service period. The charge consists of the following:
—	$2.2 million at Circuit Board Test and Inspection Division related to the Westford, MA facility move to North Reading, MA facility; and
—	$0.1 million at Semiconductor Test Division related to the Bedford, MA facility.

In the GAAP Operating Statement, the $2.3 million charge is classified as:

—	$1.1 million in Cost of Revenues;
—	$0.7 million in Selling and Administrative; and
—	$0.5 million in Engineering and Development.
(5)	In the fourth quarter of 2002, Teradyne recorded a tax provision to establish a full valuation allowance against its net deferred tax assets. The second quarter of 2003 tax expense relates primarily to a tax provision for foreign taxes and as a result of the full valuation allowance there is no difference between the GAAP and pro forma tax expense. In the second quarter 2002, prior to establishing a full valuation allowance, Teradyne was recording tax benefits for losses. The second quarter of 2002 pro forma tax benefit reflects a 36% effective tax rate.

Six Month Activity

(1)	The asset impairment charge of $24.9 million, of which $20.9 million is included in the Restructuring and Other Charges line, 2.6 million is included in the Other and Interest line, and $1.4 million is included in the Cost of Revenues line on the GAAP Operating Statement, for the first six months of 2003 consists of the following:
—	$11.9 million for the impairment of long-lived and other assets at the Circuit Board Test and Inspection Division, Connection Systems Division, Diagnostic Solutions Division, and Semiconductor Test Division resulting from abandonments and product line divestitures;
—	$10.4 million charge for a reduction in the fair value of properties held for sale, of which $8.0 million represents revised estimates of fair value for certain properties currently held for sale at the Semiconductor Test Division and the Connection Systems Division and 2.4 million relates to the decision to sell a Connection Systems Division facility in Laverne, CA; and
—	$2.6 million charge for the writedown of a common stock investment at Corporate.

The asset impairment charge of $0.8 million in the first six months of 2002 consists of excess manufacturing equipment held for sale at the Semiconductor Test Division and is included in the Restructuring and Other Charges line on the GAAP Operating Statement.

(2)	The workforce reduction charge in the first six months of 2003 of $9.6 million was for approximately 460 people across all functional and divisions. The workforce reduction charge in the first six months of 2002 of $5.3 million was for approximately 242 people across all functional groups and divisions.
(3)	The facility closure charge of $2.4 million in the first six months of 2003 consists primarily of revised estimates of losses to changes in the assumed amount and timing of sublease income on facilities that have been exited prior to end of the lease term for the Semiconductor Test Division, Circuit Board Test and Inspection Division, and Connection Systems. The charge is included in the Restructuring and Other Charges line on the GAAP Operating Statement.
(4)	The $8.8 million charge for Accelerated Depreciation in the first six months of 2003 relates to the incremental additional depreciation over the normal depreciation expense for long-lived assets as a result of the decision to consolidate locations and therefore shortened the service period. The charge consists of the following:
—	$5.7 million at Circuit Board Test and Inspection Division related to the Westford, MA facility move to North Reading, MA facility;
—	$1.8 million at Connection Systems Division related to the Hudson, NH and Cavan, Ireland facilities;
—	$0.7 million at Semiconductor Test Division related to the Bedford, MA facility; and
—	$0.6 million at Corporate related to a Boston facility.

In the GAAP Operating Statement, the $8.8 million charge is classified as:

—	$4.8 million in Cost of Revenues;
—	$2.5 million in Selling and Administrative; and
—	$1.5 million in Engineering and Development.

(5)    In the fourth quarter of 2002, Teradyne recorded a tax provision to establish a full valuation allowance against its net deferred tax assets. The second quarter and first six months of 2003 tax expense relates primarily to a tax provision for foreign taxes and as a result of the full valuation allowance there is no difference between the GAAP and pro forma tax expense. In the first six months of 2002, prior to establishing a full valuation allowance, Teradyne was recording tax benefits for losses. The first six months of 2002 pro forma tax benefit reflects a 36% effective tax rate.

CONDENSED CONSOLIDATED BALANCE SHEETS (GAAP) (In thousands)

	06/29/03	12/31/02
Assets
Cash, Cash Equivalents and Marketable Securities	$291,577	$325,354
Accounts Receivable	220,575	174,838
Inventories	234,312	279,550
Other Current Assets	35,004	29,531

	781,468	809,273
Net Property, Plant and Equipment	624,263	685,266
Long-term Marketable Securities	240,135	215,703
Goodwill	118,203	118,203
Intangible and Other Assets	72,229	66,232

	$1,836,298	$1,894,677

Liabilities
Current Liabilities	$284,410	$279,365
Long-term Liabilities	602,699	586,839

Shareholders’ Equity	949,189	1,028,473

	$1,836,298	$1,894,677

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homepage on the World Wide Web at http://www.teradyne.com.

Contact: Teradyne, Inc

                Tom Newman, 617-422-2425